Exhibit 10.3

Industrial Tech Partners, LLC
5090 Richmond Avenue, Suite 319
Houston, TX 77056, U.S.A.

March 18, 2021

Arbe Robotics Ltd.

HaHashmonaim 107

Tel Aviv, Israel

Attn: Kobi Marenko, Co-Founder & Chief Executive Officer

Re:	Sponsor Share Letter

Ladies and Gentlemen:

Reference is hereby made to that certain Business Combination Agreement, dated as of March 18, 2021 (as it may be amended from time to time, the “Business Combination Agreement), by and among Arbe Robotics Ltd., an Israeli company (the “Company”), Autobot MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Industrial Tech Acquisitions, Inc., a Delaware corporation (“ITAC”), pursuant to which, among other things, following the consummation of the Recapitalization, Merger Sub shall, at the Effective Time, be merged with and into ITAC, which shall continue as a wholly owned subsidiary of the Company, and, in connection therewith, among other things, each share of ITAC Common Stock (including shares of ITAC Class B Stock held by Sponsor (as defined below)) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive an equal number of Company Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Business Combination Agreement.

In order to induce the Company to enter into the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Industrial Tech Partners, LLC, a Delaware limited liability company (“Sponsor”), has entered into this letter agreement (this “Agreement”), to become effective at the Effective Time, relating to the 1,905,900 shares of ITAC Class B Stock held by the Sponsor (collectively, the “Founder Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and the Company hereby agree as follows:

1.	952,950 of the Founder Shares shall be deemed fully vested upon completion of the Closing and shall not be subject to the Enhanced Lock-Up Restrictions (as defined below) hereunder, but shall continue to be subject to the restrictions set forth in that certain letter agreement dated as of September 8, 2020, by and between the Sponsor and ITAC (the “Insider Letter”).

2.	The remaining Founder Shares owned by the Sponsor as of the Closing (such shares, the “Price Based Lockup Shares”) shall be subject to the following post-Closing lock-up restrictions (the “Enhanced Lock-Up Restrictions”) for a period of up to three (3) years following the Closing Date (such three (3)-year period, the “Enhanced Lock-Up Period”), provided, that any Founder Shares which vest pursuant to this Section 2 shall nonetheless continue to be subject to the restrictions set forth in the Insider Letter to the extent that they still apply):

(a)	Fifty percent (50%) of the Price Based Lockup Shares shall vest and no longer be subject to the Enhanced Lock-Up Restrictions hereunder if, at any time during the Enhanced Lock-Up Period, the VWAP (as defined below) of the Company Ordinary Shares (or any equity security that is the successor to the Company Ordinary Shares (“Successor Shares”)) for twenty (20) consecutive trading days on the primary exchange on which such securities are then listed or quoted (the “20-Day VWAP”) shall equal or exceed $12.50 per share (subject to equitable adjustment for any stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Company Ordinary Shares or any Successor Shares after the Effective Time).

(b)	The remaining Price Based Lockup Shares shall vest and no longer be subject to the Enhanced Lock-Up Restrictions hereunder if, at any time during the Enhanced Lock-Up Period, the 20-Day VWAP of the Company Ordinary Shares (or any Successor Shares) shall equal or exceed $15.00 per share (subject to equitable adjustment for any stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Company Ordinary Shares or any Successor Shares after the Effective Time).

(c)	In the event that all Price Based Lockup Shares have not become vested during the Enhanced Lock-Up Period in accordance with Sections 2(a) and 2(b), all such remaining Price Based Lockup Shares shall be deemed fully vested and released from the Enhanced Lock-Up Restrictions hereunder on the first day following the end of the Enhanced Lock-Up Period.

(d)	For purposes hereof, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

3.	Sponsor hereby agrees that during the Enhanced Lock-Up Period, it will not Transfer (as such term is defined in the Insider Letter) any of the Price Based Lockup Shares until such Price Based Lockup Shares have vested pursuant to this Agreement, except pursuant to Transfers that are permitted with respect to the Founder Shares under Section 7(c) of the Insider Letter, provided that any Transfer under the exceptions in clauses (a) through (e) or (g) of Section 7(c) of the Insider Letter, the permitted transferees must enter into a written agreement agreeing to be bound by the Transfer restrictions in this Agreement. Any share certificates representing the Price Based Lockup Shares shall contain a legend relating to transfer restrictions imposed by this Agreement until such time as such shares have become vested. Such legend shall be promptly removed by the Company at such time as such Price Based Lockup Shares have become vested in accordance with this Agreement (but in any event within three (3) Business Days after such Price Based Lockup Shares have vested or, if later, the first Business Day following the end of the Enhanced Lock-Up Period).

4.	Notwithstanding the Enhanced Lock-Up Restrictions, Sponsor shall at all times have full ownership rights to its Founder Shares, including the right to vote such shares and to receive dividends and distributions thereon.

5.	Notwithstanding the foregoing or anything in this Agreement to the contrary, all of the Price Based Lockup Shares shall vest and no longer be subject to the transfer restrictions in this Agreement upon the first of any of the following to occur:

(a)	if the Company shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(b)	if the Company Ordinary Shares shall cease to be listed on a national securities exchange;

(c)	if the Company is merged, consolidated or reorganized with or into another Person (an “Acquiror”) and, as a result of such merger, consolidation or reorganization, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of the Acquiror or surviving or resulting entity is owned in the aggregate by the shareholders of the Company, directly or indirectly, immediately prior to such merger, consolidation or reorganization, excluding from such computation the interests of the Acquiror or any Affiliate of the Acquiror (the “Pre-Transaction Company Equityholders”);

(d)	the Company and/or its subsidiaries sell, assign, transfer or otherwise dispose of, in one or a series of related transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to an Acquiror, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of which, immediately following such sale, assignment or transfer, is owned in the aggregate by the Pre-Transaction Company Equityholders; or

(e)	a Schedule 13D or Schedule 14D report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Company Ordinary Shares as shall be greater than the percentage of such shares that, at the date of such filing, is held by any other person or group that held more than one-half of the voting or economic power of the Company immediately following the Closing.

6.	Subject to Section 3, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor liquidates and distributes to its members all securities of the Company that it owns in accordance with its organizational documents, Sponsor may, without obtaining the consent of any other party hereto, transfer the Price Based Lockup Shares and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder. Any purported assignment in violation of this Section 6 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

7.	For the avoidance of doubt, nothing contained herein shall amend or otherwise replace the provisions of the Insider Letter. The Sponsor hereby agrees to comply with its obligations under the Insider Letter, including its obligations under Section 1 thereto to vote any shares of ITAC Common Stock owned by it in favor of the transactions contemplated by the Business Combination Agreement (the “Transactions”), and not redeem any shares of ITAC Common Stock owned by it in connection with the ITAC shareholder approval for the Business Combination Agreement or otherwise prior to or in connection with the Closing. Prior to the earlier of the Closing and any valid termination of the Business Combination Agreement in accordance with its terms, the Sponsor shall use its reasonable efforts to take, or cause to be taken, all actions reasonably necessary and appropriate under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Business Combination or any other Ancillary Agreement, in each case on the terms and subject to the conditions set forth therein (provided, that for the avoidance of doubt, the foregoing will not require the Sponsor to transfer or forfeit any of its ITAC securities or other economics in ITAC (other than its exchange of its ITAC securities for equivalent Company securities in the Merger in accordance with the terms of the Business Combination Agreement)). The Sponsor acknowledges that it will comply with the terms of the Insider Letter with respect to the transactions contemplated by the Business Combination Agreement whether or not the Transactions are recommended by the ITAC board of directors, including if the ITAC board of directors has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify its recommendation with respect to the Transactions.

8.	This Agreement (including the Business Combination Agreement to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

9.	This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 9.1 of the Business Combination Agreement. Unless otherwise specified in writing by such party, notices to the Sponsor shall be sent to the address set forth on the first page of this Agreement (or such other address as shall be specified in a notice given in accordance with this Section 9 and Section 9.1 of the Business Combination Agreement).

11.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Business Combination Agreement. Without limiting the foregoing, the parties agree that the provisions of Section 9.8 of the Business Combination Agreement will apply to the enforcement of this Agreement (with any references therein to (x) a “Party” referring to a party to this Agreement, and (y) this “Agreement” referring to this Agreement).

12.	This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

INDUSTRIAL TECH PARTNERS, LLC

By:	/s/ E. Scott Crist
Name:	E. Scott Crist
Title:	CEO

Accepted and agreed, effective as of the date first set forth above:

ARBE ROBOTICS LTD.

By:	/s/ Kobi Marenko
Name:	Kobi Marenko
Title:	CEO

{Signature Page to Sponsor Share Letter}